Exhibit 5.1

                          BURGER, TRAILOR & FARMER P.A.
                         ATTORNEYS COUNSELORS LITIGATORS

ALAN M. BURGER                                          TELEPHONE (561) 689-1663
ANDREW T. TRAILOR                                             FAX (561) 689-1707
DUNCAN J. FARMER                                        TELEPHONE (305) 668-6090
                                                              FAX (305) 668-6225


                                December 10, 2004



WindsorTech, Inc.
70 Lake Drive
Hightstown, NJ 08520

         RE:  Post-Effective Amendment No. 1 to Form S-8

Dear Gentlemen:

         This opinion is being furnished to you in connection with your filing with the Securities and Exchange Commission of a Post-Effective Amendment to Form S-8 (the "Registration Statement") relating to the WindsorTech 2002 Flexible Stock Plan Corporation (the "Plan") and other options issued and the sale of common stock, 0.01 par value per share (the "Common Stock"), of WindsorTech, Inc. (the "Company") pursuant to the issuance, and where applicable the exercise, of awards in accordance with the Plan and the other options. In this connection, we have familiarized ourselves with the Articles of Incorporation and the Bylaws of the Company, and have examined the originals, or copies certified or otherwise identified to our satisfaction, of corporate records, including minute books, of the Company. We have also examined the Post-Effective Amendment, together with the exhibits thereto, and such other certificates of officers, documents, and records as we have deemed necessary for the purpose of expressing the opinion contained herein.

         On the basis of, and in reliance upon, the foregoing, and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

         (1) the shares of Common Stock to be issued pursuant to the provisions of the Plan and other options have been duly authorized; and
         (2) the shares of Common Stock so issued will be validly issued, fully paid, and nonassessable when (a) the Post-Effective Amendment has become effective under the Securities Act of 1933, as amended, and the pertinent provisions of any state securities laws, as may be applicable, have been


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WindsorTech, Inc.
December 10, 2004
Page 2


                  complied with and (b) the shares of Common Stock are issued in accordance with the terms of the 2002 Flexible Plan and the Options as set forth in the Registration Statement.

                  We have based the opinions expressed herein upon applicable laws, statutes, ordinances, rules and regulations as existed on this date, and we express no opinion as to the effect that any future amendments, changes, additions, or modifications thereof may have on the opinions expressed herein. We assume no obligation to update or supplement our opinions to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur. We provide this opinion letter to you as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein or of any transaction or obligation. We are furnishing this opinion letter for the sole and exclusive benefit of WindsorTech, Inc.

                  We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued hereunder.

                                            Very truly yours,



                              Burger, Trailor & Farmer, P.A.
                              By: Duncan J. Farmer, Esq.

         DJF/yp